Exhibit 99.1

N E W S    R E L E A S E

Visa Inc. to Acquire Visa Europe

Strategic Acquisition to Create One Global Company That Further Extends Visa’s Payment Leadership;

Adds Approximately 3,000 European Issuers, over 500M Card Accounts and more than €1.5 trillion in

Payments Volumes to Visa Inc. Portfolio

Foster City, Ca., and London, UK, November 2, 2015 – Visa Inc. (NYSE: V) and Visa Europe Ltd. today announced a definitive agreement for Visa Inc. to acquire Visa Europe, creating a single global company. The transaction consists of upfront consideration of €16.5 billion with the potential for an additional earn-out of up to €4.7 billion payable following the fourth anniversary of closing, for a total value of up to €21.2 billion. The upfront consideration comprises €11.5 billion of cash and preferred stock convertible into Visa Inc. class A common stock valued at €5 billion.1 Both companies’ boards were unanimous in their support of the transaction. The transaction is subject to regulatory approvals and is expected to close in Visa Inc.’s fiscal third quarter of 2016.

As a result of the combination, European clients will have greater access to Visa Inc.’s scale and resources and global clients will have a more seamless experience. Additionally, European clients will benefit from direct access to Visa Inc.’s investments in innovative technology and differentiated products and services.

The transaction capitalizes on strong growth opportunities in a highly attractive region. It positions the combined Visa to create value through increased scale, efficiencies realized by the integration of both businesses, and benefits related to Visa Europe’s transition from an association to a for-profit enterprise.

Visa Europe, an association owned and operated by member banks and other payment service providers, is the payments leader in Europe. At the end of fiscal full-year 2015, there are more than 500 million Visa cards issued across Europe. The association is responsible for more than €1.5 trillion in payments volumes, processes over 18 billion transactions annually, and partners with approximately 3,000 financial institutions in 38 countries.

1 At the initial conversion rate, the shares of Visa Inc. preferred stock issued in the transaction will be convertible into an aggregate of 78,654,400 shares of class A common stock, valued at approximately €5.0 billion based on the average trading price of the class A common stock of $71.68, and the average Euro/Dollar exchange rate of 1.12750, each for the 30 trading days ended October 19, 2015.

“We are very excited about unifying Visa into a single global company with unmatched scale, technology and services,” said Charles W. Scharf, chief executive officer, Visa Inc. “This transaction is beneficial for financial institutions, acquirers, merchants, cardholders, and other partners, as well as for our employees and shareholders. The Visa Europe team has done a tremendous job building a leading payments system that is trusted and respected across Europe, and together we will bring the power of electronic payments to more people, in more places, than ever before.”

“Visa is a great global brand with a proud history and exciting future. Visa Europe has delivered impressive results over recent years and the Board believes that it is the right time to reunite these two very healthy businesses under common management. The deal will unlock significant value for members both through the consideration paid and because the Board believes a combined Visa will be better positioned to serve the needs of customers going forward. We are confident that Visa Inc. is committed to long term investment and development of the European business,” said Gary Hoffman, Chairman of the Visa Europe Board.

Nicolas Huss, CEO Visa Europe added: “Integrating into one global business will ensure we have the financial strength and operational scale necessary to accelerate the next generation of payments throughout Europe. This will enable us to deliver world class solutions to our clients and open up exciting professional opportunities for our employees.”

The transaction will position the combined business to take advantage of a significant growth opportunity. In Europe an estimated 37 percent, or USD $3.3 trillion, of personal consumption expenditure is still done via cash and check. Europe has also been an early adopter of mobile payments, which analysts predict will see strong growth in the future given the widespread availability of Near Field Communication technology. Visa Inc. has aggressively launched new mobile payment partnerships, platforms and products that will enable faster growth and adoption of mobile payments in Europe. This includes new tokenization services, support for digital wallets and wearables, strategic investments in other enabling technologies, ecommerce and P2P payment capabilities, as well as the opening of several global innovation centers.

In discussing integration plans, Charles W. Scharf commented, “We look forward to the new integrated Visa, and we are fully committed to ensuring our efforts in Europe are tailored to meet local market needs. This includes being responsive to the evolving regulatory landscape, maintaining a European data center, and partnering with Europe’s growing payments ecosystem to co-develop locally-relevant products, services and experiences. This combination strengthens our payments system in Europe, as together we have even greater financial resources to invest in technology assets. Finally, we will continue to have a strong local management team in Europe, with London remaining as headquarters for the region.”

Deal Structure and Terms

Under the terms of the transaction’s definitive agreements, Visa Inc. will acquire Visa Europe for upfront cash consideration of €11.5 billion and preferred stock convertible into Visa class A common stock valued at €5 billion.2 In addition, Visa Europe members could potentially receive an earn-out cash payment of up to €4.7 billion including interest for a total transaction value of up to €21.2 billion. The earn-out will be based on achievement of net revenue targets during the 16 quarters following the closing of the transaction and will be payable after the fourth anniversary of the closing. It includes up to €0.7 billion of interest at a 4% rate, compounded annually.

The transaction will result from the exercise at the time of closing of a put option. As part of Visa’s 2007 reorganization, Visa Inc. entered into an agreement granting Visa Europe the put option, which, if exercised, would require Visa Inc. to purchase all of Visa Europe’s outstanding capital stock from its owners in accordance with a specified timetable and for a price determined by a specific formula. In connection with the transaction announced today, the put option was amended to reflect the agreed-upon purchase price and timing. If the transaction is not completed, the put option will revert to its original terms.

2 At the initial conversion rate, the shares of Visa Inc. preferred stock issued in the transaction will be convertible into an aggregate of 78,654,400 shares of class A common stock, valued at approximately €5.0 billion based on the average trading price of the class A common stock of $71.68, and the average Euro/Dollar exchange rate of 1.12750, each for the 30 trading days ended October 19, 2015.

The preferred stock will ultimately be convertible into class A common stock subject to the satisfaction of certain conditions. Similar to Visa Inc.’s existing class B common stock, the conversion rate will be reduced in the event that Visa Inc. suffers losses related to certain covered litigation, relating primarily to the setting of interchange rates in Visa Europe’s territory.

Transaction Financing

In conjunction with the transaction, Visa Inc. will establish a long-term capital structure. Visa Inc. intends to issue senior unsecured debt in an amount ranging between USD $15 and $16 billion in its fiscal first quarter of 2016, with maturities ranging between 2 and 30 years depending on market conditions. The proceeds from the debt issuance will be used to fund the cash consideration and increase the repurchase of class A common stock outstanding in 2016 and 2017 to offset the effect of the issuance of preferred stock. Visa Inc.’s initial leverage is expected to be between 1.4 and 1.5 times gross debt to EBITDA and long-term leverage at between 1.1 and 1.5 times gross debt to EBITDA, maintaining flexibility to pursue future growth opportunities. Visa Inc. expects to maintain current investment credit ratings of A+ / A1.

Financial Implications

Visa Inc. expects the transaction to be dilutive to fiscal full-year 2016 adjusted earnings per share in the low single-digit percentage point range due to a number of factors, including the issuance of the preferred stock, the timing of share repurchases of class A common stock, and the issuance of debt relative to the timing of the close. Benefits from revenue synergies, cost savings, and increased repurchases of class A common stock will begin to accrue in fiscal full-year 2017, and Visa Inc. expects the transaction to be accretive to adjusted earnings per share in that fiscal year in the low single-digit percentage point range before one time integration costs. Following the completion of integration, the transaction is expected to be accretive to adjusted earnings per share in the high single-digit percentage point range by fiscal full-year 2020.

Upon closing the transaction, Visa Inc. expects one-time transaction costs of approximately USD $150 million including stamp duties to be incurred in fiscal full-year 2016. Cumulative integration related costs are expected to be approximately USD $450 million to $500 million through the end of fiscal full-year 2020. Approximately USD $200 million in pre-tax cost savings are expected annually, largely realized by the end of fiscal full-year 2020.

Greater detail on the terms of the preferred stock, the covered claims, and related matters can be found in Visa Inc.’s Form 8-K filed today.

Conference Call Details

Visa Inc.’s executive management team will host a conference call at 5:00 a.m. Pacific Time (8:00 a.m. Eastern Time; 1:00 p.m. UK time) today, Monday, November 2, to discuss the transaction, as well as its fiscal fourth quarter and full-year 2015 earnings results. The conference call may be accessed by dialing 888-790-4410 (within the United States) or 773-756-0127 (international). The conference passcode is 7974435. A replay of the call will be available until December 1 and can be accessed by dialing 800-925-1967. The live conference call and replay, along with supporting materials, can also be accessed through the Investor Relations section of Visa’s website at www.investor.visa.com.

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About Visa Inc.

Visa Inc. (NYSE: V) is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world’s most advanced processing networks — VisaNet — that is capable of handling more than 65,000 transaction messages a second, with fraud protection for consumers and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, pay ahead of time with prepaid or pay later with credit products. For more information, visit usa.visa.com/about-visa, visacorporate.tumblr.com and @VisaNews.

About Visa Europe

Visa Europe is a payments technology business owned and operated by member banks and other payment service providers from 38 countries. Its members are responsible for issuing cards, signing up retailers and deciding cardholder and retailer fees. Visa Europe is the largest transaction processor in Europe, responsible for processing more than 18 billion transactions annually. There are more than 500 million Visa cards in Europe, and €1 in every €6 spent in Europe is on a Visa card. Since 2004, Visa Europe has been operating independently of Visa Inc. and incorporated in the UK, with an exclusive, irrevocable and perpetual license in Europe. Both companies work in partnership to enable global Visa payments in more than 200 countries and territories. For more information, visit www.visaeurope.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are identified by words such as “expects,” “intends,” “plans,” “predicts,” “estimates,” “may,” “will,” “could,” “potential,” “ongoing,” and other similar expressions. Examples of forward-looking statements include, but are not limited to, statements Visa Inc. makes about the expected date of closing of the acquisition, the potential benefits of the transaction, Visa Inc.’s clients’ experience; Visa Inc.’s ability to create value, the transaction’s creation of scale, efficiencies and financial strength, the nature of the transaction’s financing, Visa Inc.’s plans regarding the repurchase of its class A common stock, Visa Inc.’s leverage, Visa Inc.’s ability to pursue future growth opportunities, Visa Inc.’s investment credit ratings, Visa Inc.’s earnings per share, benefits from revenue synergies, cost savings, tax savings, transaction costs and increased repurchases of its class A common stock; and the nature of current or future litigation.

By their nature, forward-looking statements: (i) speak only as of the date they are made; (ii) are not statements of historical fact or guarantees of future performance; and (iii) are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from Visa Inc.’s forward-looking statements due to a variety of factors, including the following: the risk that the transaction may not be consummated; the risk that Visa Europe’s business will not be successfully integrated with Visa Inc.’s business; costs associated with the acquisition; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; the impact of laws, regulations and marketplace barriers; developments in litigation and government enforcement, including those affecting interchange reimbursement fees, antitrust and tax; new lawsuits, investigations or proceedings, or changes to Visa Inc.’s potential exposure in connection with pending lawsuits, investigations or proceedings; economic factors; industry developments, such as competitive pressure, rapid technological developments and disintermediation from Visa Inc.’s payments network; system developments; the loss of organizational effectiveness or key employees; the failure to integrate other acquisitions successfully or to effectively develop new products and businesses; natural disasters, terrorist attacks, military or political conflicts, and public health emergencies; and various other factors, including those most fully described in Visa Inc.’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and its subsequent reports on Forms 10-Q and 8-K.

You should not place undue reliance on such statements. Except as required by law, Visa Inc. does not intend to update or revise any forward–looking statements as a result of new information, future developments or otherwise.

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The convertible preferred stock of Visa Inc. will be issued only pursuant to the terms of the transaction’s definitive agreements.

Contacts:

Investor Relations

Visa Inc., Jack Carsky or Victoria Hyde-Dunn, +1 650-432-7644, ir@visa.com

Media Relations

Visa Inc., Connie Kim, +1 212-521-3962, globalmedia@visa.com

Visa Europe, Diane Scott, +44 207 795 5459, europeanmedia@visa.com

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